Exhibit 99.3

JOHN J. KRAWCZYNSKI APPOINTED CONTROLLER OF LYDALL, INC. AND STOCKHOLDERS ELECT TEN DIRECTORS TO SERVE UNTIL THE COMPANY’S ANNUAL MEETING IN 2005

MANCHESTER, CT — April 26, 2004 – Lydall, Inc. (NYSE: LDL) Lydall, Inc. today announced that John J. Krawczynski has been promoted to Controller and Principal Accounting Officer of the Company.

Mr. Krawczynski joined Lydall as Assistant Controller in 2001. He had previously spent eight years with PricewaterhouseCoopers LLP in Hartford, CT advancing to the position of Senior Manager in the Audit and Business Advisory Services Group.

Mr. Krawczynski, a CPA, holds a Bachelor of Science degree in business administration and a certificate in computer information systems from Western New England College. He is a member of the Connecticut Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

He also serves on the development committee and planned giving subcommittee of Nutmeg Big Brothers, Big Sisters.

In addition to the appointment of Mr. Krawczynski as Principal Accounting Officer of the Company, Lydall announced that the following actions were taken at its Annual Meeting of Stockholders held April 22, 2004.

Directors Lee A. Asseo, Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, David Freeman, Suzanne Hammett, Christopher R. Skomorowski, S. Carl Soderstrom, Jr., Elliott F. Whitely, and Roger M. Widmann were elected to serve until the next Annual Meeting to be held in 2005. Also, Stockholders approved the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2004.

Lydall, Inc. is a New York Stock Exchange listed company headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany, and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.